Exhibit 3.3
ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF
WACKENHUT CORRECTIONS CORPORATION
     Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act (the “FBCA”), Article I of the Amended and Restated Articles of Incorporation of Wackenhut Corrections Corporation, a Florida corporation (the “Corporation”), is amended in its entirety to read as follows:
ARTICLE I
The name of the Corporation shall be:
THE GEO GROUP, INC.
     Except as provided for above, the Amended and Restated Articles of Incorporation of the Corporation, as previously amended to the date of this amendment, shall remain unchanged.
     The foregoing amendment was duly adopted and approved by the directors of the Corporation in accordance with the FBCA at a duly convened meeting of the directors held on October 2, 2003. The foregoing amendment was duly adopted and approved by the shareholders of the Corporation in accordance with the FBCA at a duly convened meeting of the shareholders held on November 18, 2003.
     The foregoing amendment shall be effective as of the date of filing of these Articles of Amendment.
     IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed these Articles of Amendment on behalf of the Corporation as of this 25th day of November, 2003.

/s/ George C. Zoley
George C. Zoley, Chairman and Chief Executive Officer